Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Other Information” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 2,565 and Amendment No. 2,569 to the Registration Statement (Form N-1A, No. 333-123257 and No. 811-10325) of VanEck Vectors ETF Trust and to the incorporation by reference of our reports dated June 22, 2017 on AMT-Free 6-8 Year Municipal Index ETF, AMT-Free 12-17 Year Municipal Index ETF, AMT-Free Intermediate Municipal Index ETF, AMT-Free Long Municipal Index ETF, AMT-Free Short Municipal Index ETF, BDC Income ETF, CEF Municipal Income ETF, ChinaAMC China Bond ETF, EM Investment Grade + BB Rated USD Sovereign Bond ETF, Emerging Markets Aggregate Bond ETF, Emerging Markets High Yield Bond ETF, Fallen Angel High Yield Bond ETF, Green Bond ETF, High-Yield Municipal Index ETF, International High Yield Bond ETF, Investment Grade Floating Rate ETF, J.P. Morgan EM Local Currency Bond ETF, Mortgage REIT Income ETF, Pre-Refunded Municipal Index ETF, Preferred Securities ex Financials ETF, Short High-Yield Municipal Index ETF and Treasury-Hedged High Yield Bond ETF (twenty two of the investment funds constituting the VanEck Vectors ETF Trust) included in the Annual Report to Shareholders for the fiscal year ended April 30, 2017.

/s/ Ernst & Young

New York, New York

August 25, 2017